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                                                                    EXHIBIT 12.1


                             TOWER AUTOMOTIVE, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                 (In thousands)


NET INCOME                                                               $   (10,857)
INCOME TAX BENEFIT                                                           (14,418)
INTEREST EXPENSE                                                             105,409
PORTION OF RENTALS REPRESENTATIVE OF THE INTEREST FACTOR                      21,139
UNDISTRIBUTED EARNINGS OF LESS THAN 50% EQUITY METHOD COMPANIES               (7,213)
MINORITY INTEREST                                                              4,779
                                                                         ------------
EARNINGS AS DEFINED                                                      $    98,839
                                                                         ============

INTEREST EXPENSE                                                         $   105,409
PORTION OF RENTALS REPRESENTATIVE OF THE INTEREST FACTOR                      21,139
INTEREST CAPITALIZED                                                           5,413
                                                                         ------------
FIXED CHARGES AS DEFINED                                                 $   131,961
                                                                         ============

RATIO OF EARNINGS TO FIXED CHARGES                                          0.749002
                                                                         ============
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